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320 Interstate North Parkway, Suite 500
Atlanta, Georgia 30339
(678) 424-2400
NOTICE OF ANNUAL MEETING
TO BE HELD JUNE 7, 2013
The 2013 Annual Meeting of Stockholders of Cbeyond, Inc., a Delaware corporation (“we”, “our”, “us”, the “Company” or “Cbeyond”), will be held on Friday, June 7, 2013, at 9:00 a.m., local time, at the Hyatt House, 3595 Cumberland Boulevard Southeast, Atlanta, Georgia 30339, for the following purposes:
1. To elect the Class II directors to hold office until the 2016 Annual Meeting of Stockholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office).
2. To ratify the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.
3. To vote on an advisory resolution on the compensation of certain of the Company’s executive officers.
4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
The foregoing matters are described in more detail in the enclosed Proxy Statement.
The Board of Directors has fixed April 18, 2013, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders or any adjournments thereof.
We are utilizing the Securities and Exchange Commission’s Notice and Access proxy rule, which allows us to furnish proxy materials to you via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2013 Proxy Statement and Annual Report to Stockholders as well as how to vote either online, by mail or in person for the 2013 Annual Meeting of Stockholders. However, if you previously elected to receive a printed set of proxy materials, we have enclosed a copy of our 2012 Annual Report to Stockholders with this notice and proxy statement.
You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to vote your shares by Internet or, if you received a set of printed materials, by mail by completing and returning the accompanying proxy card as promptly as possible to ensure your shares are voted at the meeting. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: William Weber, General Counsel; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,

J. Robert Fugate, Chief Financial Officer
April 25, 2013
Atlanta, Georgia

CBEYOND, INC.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held at 9:00 a.m., June 7, 2013
The Proxy Statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to stockholders (Form 10-K) is available at: http://ir.cbeyond.net/index.cfm.
The annual meeting of stockholders will be held at 9:00 a.m., local time, on June 7, 2013 at the Hyatt House, 3595 Cumberland Boulevard Southeast, Atlanta, Georgia 30339. The matters to be covered are noted below:
1. Election of Directors;
2. Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;
3. Vote on an advisory resolution on the compensation of certain of the Company’s executive officers; and
4. Other matters as may properly come before the meeting and any adjournment or postponement thereof.
The Board of Directors of Cbeyond recommends voting:
•Proposal 1—FOR the Election of Directors,

•	Proposal 2—FOR the Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013,

•	Proposal 3—FOR the advisory resolution on the compensation of certain of the Company’s executive officers, and

Instead of mailing a printed copy of our proxy materials, including our annual report, to each stockholder of record, we are providing access to these materials via the Internet. Accordingly, on April 26, 2013, we mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of April 18, 2013, except for those previously electing to receive a printed set of proxy materials, and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice or may request to receive a printed set of our proxy materials by mail or electronically by email on an ongoing basis, as specified in the Notice.
If you previously elected to receive a printed set of proxy materials, we have enclosed a copy of our 2012 Annual Report to Stockholders with this notice and proxy statement.
You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to vote your shares by Internet or, if you received a set of printed materials, by mail by completing and returning the accompanying proxy card as promptly as possible to ensure your shares are voted at the meeting. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: William Weber, General Counsel; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

320 Interstate North Parkway, Suite 500
Atlanta, Georgia 30339
(678) 424-2400
PROXY STATEMENT
The Board of Directors (the “Board”) of Cbeyond, Inc. (the “Company”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 7, 2013, at 9:00 a.m., local time, at the Hyatt House, 3595 Cumberland Boulevard Southeast, Atlanta, Georgia 30339, and any adjournment or postponement thereof.
Voting Securities
Voting Rights and Outstanding Shares
Only stockholders of record on the books of the Company as of 5:00 p.m., April 18, 2013 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 32,382,352 shares of common stock, par value $0.01 per share (the “Common Stock”).
Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.
Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and, therefore, an abstention will have the effect of a negative vote for purposes of determining the approval of matters submitted to the stockholders for a vote, other than the election of Directors.
If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”), those shares will not be considered as present with respect to that matter, although they will be considered present for the purpose of determining the presence of a quorum. As a result, a broker non-vote will have the effect of a negative vote for purposes of determining the approval of matters submitted to the stockholders for a vote, other than the election of Directors and the advisory vote on the compensation of our named executive officers, on which a broker non-vote will have no effect.
The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Proxies
The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked by a registered stockholder at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: William Weber, General Counsel;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.
Stockholders whose shares are held in street name may change or revoke their voting instructions by following the specific directions provided by the stockholder's bank or broker.
Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of each of the directors, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company's independent registered accounting firm, “FOR” the advisory resolution on the compensation of certain of the Company's executive officers, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked.
The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone. The Company does not expect to pay special fees to a third party proxy solicitor.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently comprises eight members divided into three classes. Each year at the Annual Meeting, the stockholders vote on the election of the members of the current expiring class, or other nominees, for a three year term of office. The term of office of the Class I directors expires at the 2015 Annual Meeting, the term of office of the Class II directors expires at this year’s Annual Meeting, and the term of office of the Class III directors expires at the 2014 Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office.
Nominees for election to the Board shall be approved by a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.
In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected. D. Scott Luttrell, a Class I Director, informed us on April 25, 2013, that he intends to retire from the Board following the conclusion of our Annual Meeting on June 7, 2013.
The following table lists the Class II directors who have been nominated for election to serve until the Annual Meeting in 2016 and the Class I and III directors who will continue to serve until the Annual Meeting in 2015 and 2014, respectively:

Class I Directors (Term Expiring 2015)	Class II Directors (Term Expiring 2013)	Class III Directors (Term Expiring 2014)
D. Scott Luttrell Martin Mucci Bonnie P. Wurzbacher	David A. Rogan Jonathan Crane Marvin Wheeler	James F. Geiger Kevin Costello
Our Board has approved the nominations of Messrs. Rogan, Crane and Wheeler as Class II directors for election at the Annual Meeting to serve until the Annual Meeting in 2016 or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office.
Director Biographies and Qualifications
In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that they should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cbeyond and our Board. Finally, we value their significant executive leadership experience derived from, among other things, their service as executives of large corporations and their experience on other public company boards of directors and board committees.

James F. Geiger	Director since 1999
Mr. Geiger, age 54, has been our Chairman, President and Chief Executive Officer since he founded Cbeyond in 1999. Prior to founding Cbeyond, Mr. Geiger was Senior Vice President and Chief Marketing Officer of Intermedia Communications. Mr. Geiger was also in charge of Digex, Intermedia’s complex web-hosting organization, since acquisition and until just prior to its carve-out IPO. Before joining Intermedia, Mr. Geiger was a founding principal and CEO of FiberNet, a metropolitan area network provider, sold to Intermedia in 1996. In the 1980s Mr. Geiger held various sales and marketing management positions at Frontier Communications, Inc. He began his career at Price Waterhouse (now PricewaterhouseCoopers LLP) and received a bachelor’s degree in accounting and pre-law from Clarkson University. In addition, Mr. Geiger serves on the Board of Trustees of the Marist School, an independent Catholic School of the Marist Fathers and Brothers and the Board of Directors of ReachLocal, a public company headquartered in Woodland Hills, CA, focused on online advertising and search optimization for small businesses. Mr. Geiger serves as both Chairman and CEO. He is the founder of Cbeyond and has successfully led the Company and the Board since the Company’s inception. The Board selected Mr. Geiger to serve as director because he provides day to day leadership as the current CEO of Cbeyond which gives him intimate knowledge of Cbeyond and our operations. Further, Mr. Geiger brings extensive historical perspective to his role as well as extensive knowledge and experience in the industry; he has the experience and commitment necessary to ensure the Company enjoys continued success and maintains its dedication to our core values, strategies and strengths.

Kevin Costello	Director since 2010
Mr. Costello, age 51, is President of Ariba, Inc. In his role, he has executed the strategy and vision that has transformed Ariba into the leading global provider of cloud computing and commerce management solutions. Mr. Costello is charged with directing all of Ariba’s integrated global commercial units including sales, marketing, professional services, channels and The Ariba Network. He is regarded in the market as a leader in the Software as a Service (or “SaaS”) space with a focus on providing solutions that deliver immediate benefit through network enabled capabilities. Mr. Costello brings over 25 years of consulting and advisory experience in helping companies improve their competitive position through the use of technology, strategy and services that deliver sustaining results. Prior to joining Ariba, Mr. Costello served in multiple senior management positions during his 18 year tenure with Andersen Business Consulting. His role as a Global Managing Partner included responsibility for supply chain, advanced technologies and customer relationship management solutions. Mr. Costello holds a bachelor of science degree from the University of Illinois and is a Certified Public Accountant. Mr. Costello’s key qualifications as a director include his extensive knowledge of the SaaS marketplace and his executive experience with Ariba, a leading SaaS company with a business model that is complimentary to Cbeyond’s business model and is focused squarely in the direction we are moving as we expand our data center operations to deliver IaaS and SaaS services to small and medium sized businesses across the country. Mr. Costello’s background and experience give him unique insights into the Company’s challenges, opportunities and operations.

Jonathan Crane	Director since 2012
Jonathan Crane, age 63, has been a technology industry leader for more than 35 years with significant cloud experience. Mr. Crane is currently the Chief Commercial Officer at IPsoft, where he is responsible for overall growth strategies. Before joining IPsoft he served as President and Chairman of the board at Savvis, overseeing significant expansion of the company's cloud business including a comprehensive redirection of its sales organization and its marketing focus. Prior to Savvis he rejoined a troubled Worldcom as Chief Strategy Officer and led the company out of bankruptcy. Earlier in his career Crane held numerous executive positions in corporations such as Lightstream, Marcam Solutions, MCI, and ROLM. Mr. Crane received his Bachelor of Arts degree from Dartmouth College, and he is a current director of the Eleazar Wheelock Society, a non-profit dedicated to furthering the interests, welfare and educational purposes of the college. Mr. Crane's key qualifications as a director include his extensive knowledge of the IaaS marketplace and his executive experience with Savvis, a leading IaaS company; this background is particularly valuable as we move through our strategic evolution to focus on providing managed infrastructure services to small and medium sized businesses. Mr. Crane's deep telecom background paired with his experience in selling and delivering IaaS give him unique insights into the challenges and opportunities the Company faces today as well as the ability to provide meaningful input into sales, marketing and operational issues.

D. Scott Luttrell	Director since 2000
Mr. Luttrell, age 58, is the founder of LCM Group, Inc., an investment company based in Tampa, Florida, specializing in alternative asset management, financial consulting and wealth advisory; including hedge fund, private equity and real estate investing. Mr. Luttrell is Chairman and Chief Investment Officer of LCM Group, Inc. and served as LCM Group’s Chairman/CEO from 1988 until 2011. An affiliate of LCM Group, LCM Global Partners LLC, is registered with the SEC as a Register Investment Advisor. Mr. Luttrell also served from 1991 through 2000 as principal and senior officer of Caxton Associates, LLC, a New York based diversified investment firm. Mr. Luttrell was a senior member of Caxton’s portfolio risk management committee, and his responsibilities with the firm included Senior Trading Manager and Director of Global Fixed Income. Mr. Luttrell has diverse investment experience in private equity, foreign exchange, fixed income and the alternative investment asset class. Mr. Luttrell serves on the board of Florida Bank Group, Inc a Federal Reserve regulated bank holding company, as well as serves on the boards of directors of several private companies. Mr. Luttrell is active in various academic and not-for-profit organizations, including Southern Methodist University’s Cox School of Business Executive Board, Southern Methodist University Center for the Study of Alternative Asset Management Advisory Board and serves as Chairman of the Board of HOI. Mr. Luttrell is founder and trustee of The Light Foundation, a Tampa based charitable foundation. Mr. Luttrell received a bachelor’s degree in Business Administration/Finance from Southern Methodist University in Dallas, Texas and in 2001 attended the Harvard Business School’s Executive Education program on Corporate Governance. Mr. Luttrell’s key qualifications as a director include his expertise in various aspects of investment and corporate finance including financial reporting, process and audit functions as well as corporate balance sheet management and credit. Mr. Luttrell also serves on a number of boards and offers guidance on corporate governance matters.

Martin Mucci	Director since 2008
Mr. Mucci, age 53, is President & CEO of Paychex, Inc., a leading provider of payroll, human resource and benefit outsourcing solutions for small and medium sized businesses serving over 564,000 clients generating over $2 billion in annual revenues. Prior to being appointed CEO in 2010, Mr. Mucci was Senior Vice President of Operations for Paychex and responsible for all operations and customer service as well as product management and information technology functions. Prior to joining Paychex, Mr. Mucci was the CEO of Frontier Telephone of Rochester and president of telephone operations with responsibility for the operations, customer service, and financial performance of Frontier’s local telephone companies. Mr. Mucci holds a bachelor’s degree in accounting from St. John Fisher College in Rochester, New York and received an MBA through the University of Rochester’s William E. Simon Graduate School of Business. In 2007, he completed a two-year term as Chairman of the Rochester Business Alliance Board of Directors where he remains a member of the Board of Directors and Executive Committee. He is an immediate past Chairman of the St. John Fisher College Board of Trustees. Mr. Mucci also serves on the Federal Reserve Bank of New York Upstate Advisory Board. In 1999, Mr. Mucci received the Excellence in Management Award from St. John Fisher College in recognition of his professional accomplishments in business and service to his community. Mr. Mucci’s key qualifications as a director include his extensive knowledge of the telecommunications marketplace, his executive experience with a large telecommunications company and his position as CEO of Paychex, a public company with a business model that is similar and complimentary to Cbeyond’s business model, which gives him unique insights into the Company’s challenges, opportunities and operations.

David A. Rogan	Director since 2006
Mr. Rogan, age 55, has been retired since August 2009. Prior to his retirement, Mr. Rogan was Vice President of Cisco Systems, Inc. He was responsible for managing Cisco’s growing, global captive financial services company and wholly-owned subsidiary, Cisco Systems Capital, where he also served as its President and General Manager. Mr. Rogan previously served as Vice President, Treasurer for Cisco Systems and was responsible for worldwide treasury needs which include: funding and project financing; portfolio management; day-to-day cash management; risk management; global bank relations; foreign exchange and interest rate risk management; and stock administration. Prior to joining Cisco, Mr. Rogan was the Assistant Treasurer at Apple Computer, Inc. for more than four years, where his major responsibilities were worldwide funding, investments, and financial market risk management. He also spent more than five years with General Motors in New York in various treasury-related positions, most recently as Director of Foreign Exchange and International Cash Management. Mr. Rogan has a bachelor’s degree from the University of Connecticut and an MBA from the University of Chicago, Graduate School of Business. Mr. Rogan’s key qualifications as a director include his deep background in finance and accounting at public companies, his risk-management experience and his experience at Cisco, which is an important, long-term vendor of critical infrastructure equipment for Cbeyond.

Marvin Wheeler	Director since 2012
Marvin Wheeler, age 59, has significant experience in cloud hosting, data center operations, IT efficiency and IP services deployment. Most recently he served as chief operating officer and chief strategy officer of Terremark, where he was instrumental in growing the company from a startup to a global cloud company acquired by Verizon for $2 billion. Before joining Terremark, Mr. Wheeler spent 24 years at BellSouth managing data center and WAN/LAN Operations, in addition to directing some of the largest and most critical 24/7 operations centers in the Southeastern U.S. He has vast experience with key operational processes such as provisioning, maintenance, change management and network reliability. He has served on the Intel Capital Advisory Board as well as the Microsoft Service Provider Advisory Board and held the positions of founding member, secretary, executive director and chairman of the board of the Open Data Center Alliance, an independent IT consortium focused on growing cloud computing through open, interoperable standards. Mr. Wheeler currently serves as a member of the Department of Homeland Security's National Security Telecommunications Advisory Committee (NSTAC) Secure Government Communications (SGC) Scoping Subcommittee. Mr. Wheeler has a degree in Business Administration with a concentration in marketing from the University of Florida. Mr. Wheeler's key qualifications as a director include his extensive knowledge of the IaaS marketplace, his deep operational background with data centers and his executive experience with Terremark, a leading IaaS company; this background is particularly valuable as we move through our strategic evolution to focus on providing managed infrastructure services to small and medium sized businesses from our own expanding data center operations. Mr. Wheeler provides the Company with experience-based insights into the challenges and opportunities it faces today as well as meaningful input into operationalizing IaaS deployments and growing data center operations.

Bonnie P. Wurzbacher	Director since 2011
Mrs. Wurzbacher, age 56, has been retired since 2012. Prior to her retirement, she held various senior leadership roles at The Coca-Cola Company ("the Company") in sales, marketing and management including: Senior Vice President, Global Customer & Channel Leadership; Vice President, Customer Strategy; Vice President, Southeast Area. In 2004, she was given responsibility for a $1.6 billion portfolio of global customers, new business acquisition and the development of growth strategies for all key channels, working in close partnership with the Company’s franchised bottling partners around the world. In January 2011, Mrs. Wurzbacher accepted a special assignment to help launch a global initiative called “5 BY 20” that will enable the economic empowerment of 5 million women by 2020 with a focus on improving the capabilities of women who own or operate small businesses in developing countries. A strong advocate for women in leadership, Mrs. Wurzbacher was a founding member of the Company’s Global Advisory Councils for Customer and Commercial Leadership, and Women’s Leadership and Corporate Social Responsibility. Mrs. Wurzbacher graduated from Wheaton College (Illinois) with a B.A. in Education and later received her M.B.A. in General Management from Emory University in Atlanta. She currently serves as a trustee of Columbia Theological Seminary and is the immediate past chairperson of The Georgia Independent College Association. She has also served on the boards of Gordon Foodservice, The Network of Executive Women, The March of Dimes, and the Wheaton College Board of Visitors. Mrs. Wurzbacher’s key qualifications as a director include her extensive experience in marketing and strategy at a world leader in these disciplines, a particularly valuable background at a time when Cbeyond is executing a significant strategic shift. Mrs. Wurzbacher’s life-long focus on sustainable and ethical business practices provides the Board with fresh insights into these critical areas, and her advocacy for women in leadership provides a valuable new perspective to both the Board and senior management.
The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above. For purposes of the election of directors, broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation of the Board of Directors:
The Board recommends a vote “FOR” the election of each of the Class II nominees named above.

BOARD OF DIRECTORS AND COMMITTEES
Meetings and Organization
During 2012, the Board met eight times. With the exception of Larry Thompson who recently retired, each director, during their term as director, attended at least 75% of the aggregate number of meetings of the Board and meetings of committees on which he or she served during 2012. During 2012, the Board had a standing Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Technology and Innovation Committee. The Company encourages but does not require all of its directors to attend the Annual Meeting. Two directors attended the 2012 Annual Meeting including our CEO.
Code of Ethics
The Company’s code of ethics may be found on the Company’s website at ir.cbeyond.net/documents.cfm. The Company shall provide a copy of the code of ethics without charge to any person who requests it by sending a request to the Company in care of the Secretary of the Board.
Director Independence
The listing standards of the Nasdaq Global Market (or “Nasdaq”) require that a majority of the Board be independent. A director does not qualify as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable rules and regulations of the Securities and Exchange Commission’s (or “SEC”) and the Nasdaq listing standards, the Board has determined that all current directors and nominees and all of the persons who have served as directors during the year ended December 31, 2012 are independent, other than Mr. Geiger. In reviewing director independence, the Board determined that Mr. Rogan’s former position as an executive of Cisco Systems, Inc., a significant supplier of equipment, software and services to the Company, did not impair his independence as a director.

The Board’s Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks; further, the Board and management have established an enterprise risk management process to provide a comprehensive approach to assessing business, operational, financial and environmental risks to the Company. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables to the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter and its responsibility to oversee the Company’s compliance with legal and regulatory requirements, the Audit Committee discusses our policies with respect to risk assessment and risk management.
The Board and management have established an enterprise risk management process to provide a comprehensive approach to assessing business, operational, financial, and environmental risks to the Company. To date, our process has not identified compensation policies and practices as a source of risk to the Company. In addition, the Committee considers, in establishing and reviewing the executive compensation programs, whether the programs encourage unnecessary or excessive risk taking that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not. In particular, the Compensation Committee believes that the executive compensation programs do not encourage risk taking beyond the Company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls, risk management practices of the Company and the desire to focus executives on specific short-term goals important to the Company’s success. The Compensation Committee also believes that long term equity awards do not encourage unnecessary or excessive risk taking since the awards vest over a multi-year period and the ultimate value of the awards is tied to the Company’s stock price.
Furthermore, the Compensation Committee believes that a number of the Company’s compensation policies and practices provide a source of risk mitigation to the Company, including:

•
its practice of providing a substantial portion of executive compensation in the form of long term equity awards, which help to align executives’ interests with those of the Company’s long-term stockholders;

•	the broad participation of employees in the long term equity award program, which serves to align employees’ interests with those of the Company’s long-term stockholders;

•	its increasing use of performance-based equity awards for senior executive participants in its long-term equity award program

•	its use of staggered and long-term equity vesting schedules to help ensure that executives have significant value tied to long-term stock price performance;

•	its balance of cash and equity compensation, as well as the balance between stock options and full value shares in the equity compensation provided;

•	the right of the Committee to exercise discretion in approving and potentially modifying any recommended salary adjustments, bonus payments or equity awards to executives;

•
the broad participation of employees in its annual performance-based incentive awards and its use of consistent and objective performance criteria for all incentive compensation plan participants, both of which serve to align management and staff on achieving common goals; and

•	its stock ownership guidelines for the Board and senior executives; and

•	the anti-hedging and anti-pledging restrictions contained in its Insider Trading Policy

Leadership Structure
Our Board is currently comprised of seven independent directors and one employee director. As is a common practice among many public companies in the United States, the Board has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. Mr. Geiger has held both of these positions since his founding of the Company in 1999. In his position as CEO, Mr. Geiger has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision. In addition, we believe that our CEO is effective at managing the risks the Company faces and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.
We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Cbeyond is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Cbeyond. We believe Cbeyond, like many U.S. companies, has been well-served by this leadership structure. Based on these circumstances, our Board has determined that our leadership structure is appropriate and does not warrant a lead independent director.
Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Cbeyond and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.
Criteria and Diversity
In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Cbeyond’s Corporate Governance Guidelines. These criteria include the ability to make independent analytical inquiries, experience relevant to the success of a publicly-traded company, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Cbeyond believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
Communication with Board Members
Although the Company has no formal process by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board, has served the Board’s and the stockholders’ needs. In view of the SEC’s disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board should be sent to it in care of the Secretary of the Board.
Compensation of Directors
The Compensation Committee periodically engages Frederic W. Cook & Co. (or “Cook”) to review our policies for non-employee director compensation. The compensation for our directors was set based on comparative data provided by Cook. Generally, we use a combination of cash and share-based incentive compensation to attract qualified candidates to serve on the Board and to compensate the directors for services provided. We have designed our compensation to be more heavily weighted towards equity to align the compensation of non-employee directors with long-term stockholder interests. The Committee periodically benchmarks director compensation levels, most recently in 2010, at which time Cook indicated that our director compensation levels were within the range of competitive practices among the members of our peer group at that time. The compensation program for our board members has remained unchanged since 2010.
In 2012, we paid our non-employee board members annual retainers of $25,000 for board membership, $15,000 for Audit Committee Chairmanship, $10,000 each for Nominating Committee, Technology and Innovation Committee, and Compensation Committee chairmanships, and $5,000 for non-chair membership on each committee. In addition to membership fees, in 2012, each non-employee director received $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically. We do not provide additional compensation for attendance of directors at committee meetings. We fully reimburse our non-employee directors for all reasonable expenses they incur to attend board and/or committee meetings.
We also provide our non-employee board members with initial equity grants upon their commencement of service on the Board and annual equity grants as part of their annual compensation. Our policy is to provide each new director his or her initial grant at the next meeting of the Committee in which equity grants are made following his or her election or appointment to the Board. The annual equity grant for directors occurs on the date of each annual meeting, which generally occurs in June of each year. Our equity compensation for non-employee directors consists of an initial grant of restricted stock with a value of $100,000 and an annual grant of restricted stock with a value of $200,000. On February 12, 2013, the Compensation Committee modified director compensation to limit the annual equity compensation to 15,000 shares per director. These awards vest one year from the date of grant; these amounts are not reflected precisely in the Director compensation table below because of slight differences between the date the number of shares to be granted are determined and the actual grant date of such awards. Any additional future equity awards to directors are within the discretion of the Board.
Beginning in 2011, we adopted formal stock ownership guidelines for non-employee directors under which the directors are required to hold shares of our stock valued at three times their annual cash retainer. All directors are in compliance with the stock ownership requirement.
2012 Director Compensation Table
The following table provides compensation information for non-employee directors for the fiscal year ended December 31, 2012.

Name *	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kevin Costello	40,500	200,005	240,505
Jonathan Crane	5,513	100,006	105,519
Douglas C. Grissom (3)	14,972	—	14,972
D. Scott Luttrell	40,500	200,005	240,505
Martin Mucci	40,500	200,005	240,505
David A. Rogan	50,467	200,005	250,472
Larry D. Thompson (4)	37,500	200,005	237,505
Marvin Wheeler	5,513	100,006	105,519
Bonnie P. Wurzbacher	35,500	200,005	235,505

*
James F. Geiger, the Company’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Geiger as an employee of the Company is shown in the Summary Compensation Table below.

(1)	Amounts shown include retainer, committee chair and meeting fees earned by our directors during the fiscal year ended December 31, 2012.

(2)
The Grant Date Fair Value of Stock Awards amounts above were calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation (or “ASC 718”) granted pursuant to our Equity Incentive Award Plan (or “Equity Incentive Plan”). Assumptions used in the calculation of this amount are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2013. As of December 31, 2012, each director has the following number of unvested stock awards and options outstanding, respectively: Kevin Costello, 31,398 and 0; Jonathan Crane, 11,821 and 0; Douglas C. Grissom, 0 and 0; D. Scott Luttrell, 31,398 and 13,092; Martin Mucci, 31,398 and 13,142; David A. Rogan, 31,398 and 38,865; Larry D. Thompson, 31,398 and 0; Marvin Wheeler, 11,821 and 0; and Bonnie Wurzbacher 31,398 and 0.

(3)	Douglas C. Grissom, a Class II Director, retired from the Board following the conclusion of our annual meeting held on June 8, 2012.

(4)	Larry D. Thompson, a Class II Director, retired from the Board effective on March 4, 2013.

Audit Committee
Our standing Audit Committee consists of Messrs. Rogan, Luttrell and Mucci, each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Mr. Rogan serves as the Audit Committee chairman. Based on his extensive experience as a financial executive of publicly traded companies, the Board has determined that Mr. Rogan qualifies as an audit committee financial expert, as that term is defined in SEC rules and any similar requirements of Nasdaq. The responsibilities of the Audit Committee include:

•
appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit or non-audit services;

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oversight of our independent registered public accounting firm, including reviewing the independence and quality control procedures and the experience and qualifications of our independent registered public accounting firm’s senior personnel that are providing us audit services;

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meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

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reviewing financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our independent registered public accounting firm and our reporting policies and practices, and reporting recommendations to the Board for approval

•
establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the reports required by the rules of the SEC to be included in our annual proxy statement.
The Audit Committee met nine times during 2012. The charter of the Audit Committee may be located on our website at www.cbeyond.com .
AUDIT COMMITTEE REPORT
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2012.
We have discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board.
We have received and reviewed the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.
The Audit Committee:
David A. Rogan, Chairman
D. Scott Luttrell
Martin Mucci
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently consists of Messrs. Crane, Luttrell and Mucci, all of whom are independent members of our Board. Mr. Mucci serves as the chairman of this committee. We have adopted a charter governing the activities of the Nominating and Corporate Governance Committee, which can be found on the Company’s website at ir.cbeyond.net/charters.cfm. Pursuant to its charter, the Nominating and Corporate Governance Committee’s responsibilities include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the composition and organization of the Board, including the composition of board committees, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and overseeing the Board in its annual review of Board performance. The Nominating and Corporate Governance Committee also develops and recommends to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as knowledge, perspective, professional and personal integrity, experience in corporate management, experience in the relevant industry, mature business judgment, relevant specific industry, social policy or regulatory affairs knowledge, and any other factors appropriate in the context of an assessment of the Nominating and Corporate Governance Committee’s understood needs of the Board at that time.
The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. The Nominating and Corporate Governance Committee has a search firm under retainer to identify potential candidates for the Board.
The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for Board consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Secretary of the Board, not earlier than 90 calendar days but not later than 70 calendar days in advance of the first anniversary of the preceding year’s annual meeting, in order to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. See also “Notice of Business and Nominations” of the Company’s Bylaws for the process of submitting proposals.
The Nominating and Corporate Governance Committee met four times during 2012.
Compensation Committee
The Compensation Committee currently consists of Mrs. Wurzbacher and Messrs. Costello and Wheeler (who replaced Mr. Rogan as a member of the Compensation Committee on February 13, 2013), each of whom is independent in accordance with the applicable rules and regulations of the SEC and Nasdaq. Mr. Costello serves as the chairman of this committee. We have adopted a charter governing the activities of the Compensation Committee, which is available on the Company’s website at www.cbeyond.com . The Compensation Committee is responsible for determining compensation for our executive officers and other employees and administering the compensation programs as described further under the caption “Compensation Discussion and Analysis;” in furtherance of this task, the Compensation Committee retains Cook & Co. ("Cook") as its advisor and has reviewed the independence of Cook and determined that no conflicts of interest exists. The Compensation Committee met ten times during 2012.
Compensation Committee Interlocks and Insider Participation
During 2012:

•	The Compensation Committee was comprised of Mrs. Wurzbacher and Messrs. Rogan and Costello;

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•
None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $120,000;

•
None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•
None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

Technology and Innovation Committee
The Technology and Innovation Committee currently consists of Messrs. Rogan, Crane and Wheeler, each of whom is independent in accordance with the applicable rules and regulations of the SEC and Nasdaq. Mr. Rogan serves as the chairman of this committee. We have adopted a charter governing the activities of the Technology and Innovation Committee, which is available on the Company's website at ir.cbeyond.net/charters.cfm. The Technology and Innovation Committee is responsible for assisting Cbeyond's Board of Directors and management team in achieving the company's mission in a variety of ways, including review and analysis of emerging technology, product roadmap review and strategic planning input. The Technology and Innovation Committee met once during 2012.

EXECUTIVE OFFICERS
Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Geiger is included under “Proposal No. 1—Election of Directors.” All executive officers hold office until a successor is chosen and qualified.
J. Robert Fugate, age 52, has been our Executive Vice President, Chief Financial Officer and Secretary since 2000. Mr. Fugate leads our financial and accounting operations, investor relations, legal and regulatory affairs and is a founder of Cbeyond. From 1988 until the founding of Cbeyond, Mr. Fugate served as chief financial officer for several communications and technology companies, including Splitrock Services, Inc., a nationwide Internet and data network services provider, and Mobile Telecommunication Technologies Corp. (later SkyTel Communications Corp.), or Mtel, an international provider of wireless data services. Prior to joining Cbeyond, Mr. Fugate oversaw numerous public securities offerings, as well as other financial transactions, and was previously an investment banker at Prudential-Bache Securities. He began his career at Mobile Communications Corporation of America. Mr. Fugate serves on the boards of directors of the Adaptive Learning Center, a non-profit organization that assists children with developmental disabilities, and Whitefield Academy. Mr. Fugate received an MBA from Harvard Business School and a bachelor’s degree from the University of Mississippi.
Robert R. Morrice, age 64, is our Executive Vice President, Sales. Mr. Morrice joined us in 1999 as our Executive Vice President, Sales and Service and was instrumental in building our distribution and sales model. Mr. Morrice has recently taken over Human Resources, Training and Development. Prior to co-founding Cbeyond, Mr. Morrice was vice president of retail sales and an officer of Intermedia Communications. Prior to Intermedia, Mr. Morrice served at Sprint Communications in a variety of positions, including southeast regional director for National Accounts, and led sales efforts for Precision Systems, Inc., a Florida-based telecommunications software company. Mr. Morrice has a bachelor’s degree in social sciences from Campbell University and a master’s degree in education psychology from Wayne State University.
N. Brent Cobb, age 43, joined us in 2005 and serves as our Executive Vice President and Chief Revenue Officer, responsible for our Marketing, Product and Sales Support organizations.  Previously, Mr. Cobb managed customer operations, network planning, network operations, account management, and was the general manager of the mobile product line.  Prior to joining us, Mr. Cobb was the founder and executive vice president of Strategy and Business Development of SK-EarthLink, a joint venture between SK Telecom and EarthLink, Inc. He also held a variety of senior management positions at EarthLink, Inc. including Vice President and General Manager, primarily in the wireless and Internet appliance business units.  Mr. Cobb has a bachelor's degree in mechanical engineering from Clemson University and an MBA from the Goizueta Business School at Emory University.
Christopher C. Gatch, age 40, is our Executive Vice President and Chief Technical Officer. Mr. Gatch joined us in 1999 as Vice President of Business Development, and later served as Vice President of Product Development, Vice President of Engineering, and CTO. Prior to co-founding Cbeyond, Mr. Gatch worked at Intermedia Communications, where his last role was senior director of strategic marketing, focusing on research and development of VoIP alternatives for the company. Mr. Gatch has a bachelor's degree in computer engineering from Clemson University and a master's degree in the management of technology from the Georgia Institute of Technology.
Joseph A. Oesterling, age 45, joined us in 2000 and serves as our Executive Vice President of Technology and Operations. He has responsibility for planning, developing and operating Cbeyond's platforms (customer network, customer applications, cloud environments, internal OSS/BSS/BI applications, and data centers). Mr. Oesterling also leads Cbeyond's Service Delivery, Customer Support, and Customer Retention organizations, manages the company's cost-of-goods-sold and capital expenditure budgets and has responsibility for our supply chain management and facilities. Prior to joining us, Mr. Oesterling held Information Technology leadership roles with Capital One, Security Capital Group, Booz-Allen & Hamilton, Sony and IBM. He is very active in the Atlanta community, serving on the boards of directors of Creditability and TechBridge as well as the Advisory Board for the Georgia CIO Leadership Association of which he is a past Chairman. Mr. Oesterling holds an MBA from the University of Texas at Austin and bachelor degree in computer science from Purdue University.
Henry C. Lyon, age 48, joined us in 2004 and serves as our Chief Accounting Officer. Prior to joining us, Mr. Lyon was vice president and corporate controller and chief accounting officer for World Access, Inc., a provider of international long distance service focused on markets in Europe, from 2000 to 2004. Mr. Lyon also held positions as vice president and corporate controller for Nova Corporation, as principal for Broadstreet Development Company, LLC and as audit manager for Ernst & Young LLP. Mr. Lyon graduated from the University of Georgia in 1986 with a bachelor degree in Business Administration in Accounting.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
Our Compensation Committee (the “Committee”) of the Board has responsibility for establishing, administering and upholding our compensation philosophy. The Committee ensures that the total compensation paid to our executive officers with the rank of Vice President and above is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table, or the “named executive officers,” (the “NEOs”), are similar to those provided to our other executive officers. Our NEOs include the following officers:
•James F. Geiger, Chairman, Chief Executive Officer and President (our "CEO")
•J. Robert Fugate, Executive Vice President and Chief Financial Officer;
•N. Brent Cobb, Executive Vice President and Chief Revenue Officer;
•Joseph A. Oesterling, Executive Vice President and Chief Network and Technology Officer; and
•Christopher C. Gatch, Executive Vice President and Chief Technical Officer.

Executive Summary
Important 2012 compensation issues discussed in more detail below include the following:

•	The Company's 2012 annual bonus was tightly linked to key drivers of Company performance and was paid out at 102%;

•
50% of the CEO's 2012 annual equity refresh granted as part of his long term incentive plan included performance-based vesting requirements, and 30% of the annual refresh grants to other NEOs included such requirements;

•
There was a performance-based special equity grant to NEOs other than the CEO to enhance retention in light of underwater options and to focus them on successful execution of Cbeyond's strategy; the performance criteria measure the Company's total stockholder return (“TSR”) relative to companies comprising the Russell 2000 Index, and the Company's two-year TSR must be at the 60th percentile to vest 100% of award; and

•	Total CEO compensation declined by 7% in 2012 as compared to 2011.
Overview of 2012 Company Performance
In 2012, we continued the transformation we started last year, building market differentiation with our unique ability to deliver converged network and cloud services to small business customers who lack large IT staffs. To support our strategy, we began building fiber connections to several hundred buildings as part of our announced plan to use fiber to connect 1,000 buildings to our private network by the end of 2013. We also added new wholesale bandwidth partners to provide the symmetrical Ethernet connections our customers need. We expect to serve nearly one-third of our existing customers via symmetric Ethernet by the end of 2013, and approximately 35% of our new customers are added to our network on this technology.
We launched our flagship cloud products in late 2012: Cbeyond's TotalCloud Data Center and TotalCloud Phone System. These products are aimed squarely at the cloud and communications needs of our most technologically demanding customers. To support the sales needs of our transformation, in early 2012 we announced reductions in our traditional sales force and the growth of a new sales force with greater experience in IT and advanced networking to acquire and serve Cbeyond 2.0 customers. As we exited the year, we were on-target with our sales staffing goals.
The business changes noted above are being undertaken to better serve our customers, differentiate us in the competitive arena, exploit a significant differentiated market opportunity and return Cbeyond to growth. We believe that, over time, these steps will improve the quality of our revenue by achieving higher levels of revenue per account, improve customer retention, improve profitability and, most importantly, lead to sustainable revenue growth. Furthermore, we believe that our strategic decisions and our execution against our business goals will lead to increased stockholder value.

Overview of Compensation Program
Our compensation program is designed to provide incentives to grow our revenues and Adjusted EBITDA while maintaining an appropriate level of capital expenditures to support that growth, and we believe that the achievement of our goals will increase our cash flow in the long term. We believe that increasing our cash flow will enhance stockholder value in the long term. Our compensation program is designed to retain the personnel we need to accomplish these goals and to motivate them to perform in a manner consistent with stockholders' interests and in a manner that discourages their taking unnecessary or excessive risk.
Our Board is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Compensation Committee of our Board has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve strong Company performance	• Align executive compensation with the Company’s and the individual’s performance • Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests
•      Provide executives with the opportunity to participate in the ownership of the Company
•      Reward executives for long-term growth in the value of our stock
•      Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals
•      Compensate executives with performance-based awards that depend upon the achievement of established corporate targets
•      Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain talented executive team
•      Target total compensation at the 50th percentile range among companies with which we compete for talent and for stockholder investment
•      Utilize independent compensation consultants and market survey data to periodically monitor pay relative to peer companies
•      Grant equity awards with multi-year vesting

We believe that a mix of salary, annual bonus opportunity, and long term incentives in the form of equity grants provides an appropriate combination of rewards designed to attract and retain management talent, provide motivation for strong corporate and individual performance, and align management’s economic interests with those of stockholders. We believe that the annual bonus opportunity and performance-based equity grants insure that a substantial portion of our executives’ total compensation is performance-based. Approximately 75% of NEO target compensation is either tied to achievement of operating performance goals, in the case of the non-equity incentive plan and performance-based equity awards, or is directly influenced by changes in Company stock price, in the case of time-based stock options or restricted share grants. A majority of all NEO 2012 equity grants have performance-vesting requirements.
We believe that the most important measurements of financial performance in our business are revenue, Adjusted EBITDA (a non-GAAP financial measure defined as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, non-cash share-based compensation, gain or loss on disposal of property and equipment, other non-operating income and expense, purchase accounting adjustments, and charges for employee severance, asset or facility impairments, and other exit activity costs), capital expenditures, and Free Cash Flow (a non-GAAP financial measure defined as Adjusted EBITDA less cash capital expenditures). In addition, we believe that a customer satisfaction measure is an important indicator of our business performance, given our strategy to differentiate our business versus competitors based on the depth and quality of our customer relationships, and that customer satisfaction leads to higher revenue, Adjusted EBITDA and Free Cash Flow over time. For a reconciliation of Adjusted EBITDA and Free Cash Flow to Net (Loss) Income, please see pages 23 and 24 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 7, 2013. Our 2012 bonus plan was based on achievement against target levels of revenue, Free Cash Flow, customer satisfaction and the percentage of our revenue that came from "2.0 customers" in the fourth quarter. In 2012, we recorded the following results which translated into a bonus pay out of 102%:
•revenue of $488.0 million, an increase of 0.5% over 2011;
•Adjusted EBITDA of $94.2 million, an increase of 17.6% over 2011;
•cash capital expenditures of $61.6 million, a decrease of 20.6% over 2011;

•
Free Cash Flow of $32.6 million, an increase from $2.6 million in 2011, due to our significant investment in Ethernet-over-copper technology in connection with our Cbeyond 2.0 strategy in the prior year;

•customer satisfaction net promoter score of 22.9, a slight decrease from 23.5 in 2011.
•Fourth quarter 2012 2.0 revenue of $11.4 million.

Adjustments to executive compensation for 2012 reflect the Company’s share performance during 2011 as well as the results of stockholders' 2012 say on pay voting results. Total compensation for the CEO declined again in 2012 so that it is now 26% below its 2010 level and 7% below its 2011 level. This reduction in CEO total compensation included a 27% reduction in the grant date fair value of his stock awards and a 50% reduction in the grant date fair value of his option awards. There was no increase in CEO base salary in 2009, 2010, 2011 or 2012. Total base salary for non-CEO NEOs increased 4.1% in 2012.
Total compensation for non-CEO NEOs increased primarily due to the special performance-based equity grant, which will not vest unless certain Company performance objectives are met. The special performance-based equity grant was authorized by the Committee to motivate NEOs to successfully execute the 2.0 strategy and drive stockholder value, and retain key personnel whose option-based equity holdings were underwater. To support our retention objectives and to further tie interests of our NEOs to those of our stockholders, the Committee implemented a more comprehensive compensation plan to include performance-based grants for all members of the Company's Senior Leadership Team.
  In addition to our adoption in 2011 of stock ownership guidelines for the Board of Directors, the NEOs, and certain additional executives as well as the 2011 amendments to our equity incentive plan to preclude cash buyouts of underwater stock options without stockholder approval, other significant changes to the Company’s executive compensation program include the full implementation of a more comprehensive compensation plan to include performance based equity grants for all of the NEOs beginning in 2012 and subsequent years.

Compensation Philosophy and Objectives
The Committee, as well as management, believes that the most effective executive compensation program is one that is designed to reward our employees for the Company’s achievement of specific annual and long-term goals ultimately intended to create stockholder value, and that such compensation should assist us in attracting and retaining key executives critical to our growth and long-term success. The Committee evaluates compensation to ensure that we maintain our ability to attract and retain superior employees in key positions by providing such employees with compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company to our executives, including the NEOs, should include both cash, which rewards annual performance, and non-cash share-based compensation, which rewards long-term performance and creation of stockholder value.
Role of the Committee and Executive Officers in Executive Compensation Decisions
The Committee makes all final compensation decisions related to the Company’s executive officers, including the NEOs. The Committee selects and engages an independent compensation consultant to provide guidance on executive compensation levels and program design, and to periodically benchmark the compensation of each executive to a peer group of companies for each executive’s position. Messrs. Geiger and Fugate review the guidance provided by the independent compensation consultant together with other factors such as Company and individual performance and affordability, in developing compensation recommendations with respect to all executive officers other than the CEO. The compensation recommendations for management made by the CEO, with respect to annual salary adjustments, performance-based incentive compensation and share-based award amounts are then presented to the Committee, in addition to observations of the compensation consultant. The Committee then has the right to exercise its discretion in approving and potentially modifying any recommended adjustments or awards to executives. The Committee sets the compensation of the CEO in a manner that is consistent with the underlying principles and guidelines used in setting the other executives’ compensation.

Setting Executive Compensation
Based on the above-mentioned objectives, the Committee has structured annual cash and long-term share-based executive compensation to motivate executives to achieve the business goals set by the Company. In setting executive compensation, the Committee uses a variety of considerations, including affordability from income statement, cash flow, and share dilution perspectives, executive and company performance, as well as benchmark data supplied by Cook from time-to-time. In order to maintain competitive pay, the Committee has engaged Cook since 2007 to conduct periodic reviews of our total compensation program for the executive officers, including the NEOs. Cook is also periodically engaged by the Committee to conduct an analysis regarding the competitiveness and reasonableness of the Company’s senior executive compensation structure, as well as aggregate costs and dilutive implications associated with the Company’s long-term incentive program and provide feedback to management and the Committee regarding the competitiveness and reasonableness of such compensation  structure. Prior to finalizing executive compensation levels and performance incentives for 2012, the Committee received Cook’s confirmation that, in its view, our executive pay levels and incentives were within the range of competitive practice, and Cook noted that 2012 executive compensation was consistent with prior benchmarking data and also with the financial objectives of the Company. The Company has asked Cook to refresh their benchmarking data in 2013. Cook also assisted the Company in the design of the performance criteria selected for the special equity grant discussed in more detail below.
There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews known peer group data, share availability under our equity compensation plans, accounting and cash flow impact, as well as recommendations provided by management to determine the appropriate level and mix of incentive compensation. Historically, and in the fiscal year ended December 31, 2012, the Committee provided our NEOs with a significant level of equity incentive compensation in order to ensure alignment of management’s interests with long-term stockholders’ interests. In 2012, 37% of our CEO’s target compensation and on average 62% of our other NEOs target compensation was equity based; this disparity was driven by the CEO's request that he not participate in the special equity grant so that more equity would be available for other key executives.
2012 Executive Compensation Components
For the fiscal year ended December 31, 2012, the principal components of compensation for our NEOs were:
•base salary;
•performance-based annual cash compensation incentives;
•the annual share-based compensation refresh (including stock options and restricted stock awards); and
•a special, performance-based restricted stock award for NEOs other than the CEO.

We also provide medical and retirement plan benefits and limited perquisites to our NEOs, which are the same benefits provided to all employees with the exception of our deferred compensation plan. Refer below for further discussion of our deferred compensation plan offered to certain highly compensated employees.
Base Salary and Annual Cash Compensation
We provide our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries for NEOs are determined for each as a portion of their total annual cash compensation, based on their position and responsibility, by using market data obtained from the peer review performed by Cook as well as internal review of each NEOs total compensation, both individually with reference to the executive’s performance and relative to other officers. Providing competitive total annual cash compensation opportunities enables us to attract and retain key executives critical to our growth and long-term success. Actual compensation may be above or below the targeted competitive position depending upon Company operating and individual performance.
Salary levels are typically determined annually as part of our performance review process as well as upon a promotion or other change in job responsibility. In the absence of such changes, the Committee considers other factors in setting annual salaries, including overall company performance, the value of equity awards that have been received, and benchmark data. For 2012, our non-CEO NEO base salaries were increased by a total of 4.1%; the CEOs base salary was as previously noted, not increased at all. The salaries paid to our NEOs for 2012 are reflected in the Summary Compensation Table below.

Performance-Based Incentive Compensation
Our bonus plan serves to align and motivate all corporate employees, including the NEOs, on the achievement of specified performance targets for our key corporate metrics: revenue, Free Cash Flow and customer satisfaction. For each component, target payout levels are established based on our annual objectives for consolidated performance. We believe that revenue is an important measure of our success in serving customers as well as maintaining our competitive differentiation and market share. In addition, we believe that Free Cash Flow provides a gauge of the efficiency of our operations and capital deployment and is an important indicator of financial health. Customer satisfaction is a composite measure based on surveys by an independent party of four critical aspects of the customer relationship: installation quality, billing quality, support, and overall relationship. We believe that the use of the customer satisfaction is consistent with our belief that high levels of customer satisfaction correlate to higher long-term revenue and profitability.
The payout factor for each performance criteria is determined based upon our actual performance measured against the performance target, which is generally set at our internal budget for the year. Incentive amounts to be paid under the performance-based programs may be adjusted by the Committee to account for unusual events such as material changes to the business subsequently approved by the Board that were not provided for in the budget targets, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Committee does not consider the effect of such events to be indicative of our performance. In 2012, all of our bonus participants, including all of our NEOs, received 20% of their annual bonus in shares, which vested upon payment of the corporate bonus, and a 10% premium to these shares, which vests in late 2013. The purpose of the equity component to the bonus plan was to provide the Company’s management team with an enhanced equity compensation opportunity, show confidence in the Company’s business to investors, and reduce cash outflows.
For 2012, our revenue performance metric and Free Cash Flow performance metric each carried a weighting of 30% of the bonus opportunity, and the customer satisfaction target received a weighting of 20%. In addition, the Committee added a new bonus target focused on the Company's business transformation, the level of revenue in the 4th quarter of 2012 associated with 2.0 services, which also received a 20% weighting. The respective weightings reflected the Committee’s view of the relative importance of these targets to the Company and its stockholders. The total revenue component target payout level is established and calculated based on quarterly objectives for consolidated performance; amounts earned based on quarterly performance are not paid until completion of the annual performance period. The 2.0 revenue target was set at the 4th quarter level to mark the Company's achievement of a milestone level of revenue in its new area of growth and strategic emphasis. The Free Cash Flow and customer satisfaction target payout levels are established and calculated based on our annual objectives for consolidated performance. The Committee believes that quarterly revenue targets are an appropriate measurement period for a recurring revenue business model, allowing for more frequent feedback and accountability to plan participants; however, due to the greater variability in the timing and accounting treatment of certain costs, the Committee believes that annual measurements are more appropriate for Free Cash Flow. In addition, the Committee believes that the customer satisfaction metric should be measured as an average of monthly results for the year, in order to maintain focus on the quality of our customer relationships throughout the year.
In the event established minimum performance levels are exceeded but applicable target payout levels are not achieved, the executive officers earn proportional awards. If the established minimum performance level is not met for a particular performance criteria component, the payout factor is zero for that particular component. The total revenue, Free Cash Flow and customer satisfaction performance targets have a maximum payout factor of 130% (based on achievement above plan) and a threshold payout factor of 70% (which represents minimum qualifying performance levels below which payout is zero), and the 2.0 revenue performance target has a maximum payout factor of 200% and a threshold payout factor of 50%, reflecting the value to the Company of over-achievement as well as the risk of execution in this new growth area of the business. For all bonus components, the Committee generally sets performance targets at levels that it believes require superior performance by the executives to achieve maximum payouts.

In 2012, our aggregate performance against our annual objectives resulted in an overall payout factor of 102% of our target executive bonus opportunity. Our 2012 bonus performance targets, achievement results and percentages, and bonus percentages earned for each target were as follows (in millions):

Financial Measure	Performance Targets	Performance Threshold	Performance Maximum	Actual Achievement	Achievement Percentage	Percentage of Bonus Earned
Revenues
1st Quarter	$123.8-$124.1	$120.7	$127.2	$123.8	100%	7.5%
2nd Quarter	$123.8-$124.1	$120.7	$127.2	$123.8	97%	7.3%
3rd Quarter	$122.5-$123.1	$116.3	$129.3	$121.5	94%	7.1%
4th Quarter	$122.5-$123.1	$116.3	$129.3	$118.9	82%	6.2%
Free Cash Flow	$29.5-$30.0	$25	$37	$32.4	109%	32.7%
4th Quarter 2.0 Revenue	$10.3 - $10.9	$4.9	$16.3	$11.4	105%	21.0%
Customer Satisfaction Score	22.0	12.1	40.1	22.9	103%	20.6%
Total						102.3%

The Committee sets each NEOs bonus potential as a percentage of base cash salary. The bonus target percentage for Mr. Geiger was set at 150% of his base salary, the bonus percentage for Mr. Fugate was 100% of his base salary, and the bonus target percentage for Messrs. Cobb, Oesterling and Gatch was set at 75% of their respective base salaries. These target bonus levels were unchanged from 2011.
The bonus plan payout for each NEO is computed by multiplying the overall payout factor by each executive’s potential percentage. Payment of the incentive bonus is contingent upon continued employment through the date of payout, unless an executive officer would otherwise be entitled to such payment pursuant to the terms of an employment agreement.
The bonus plan incentive compensation denoted in column (g) of the Summary Compensation Table reflects amounts in the year earned for performance by the NEOs in each respective fiscal year; however, payments for these amounts occur in the year subsequent to the year in which they were earned.
Share-Based Compensation
Our share-based awards program assists us to:
•link executive compensation to the creation of stockholder value;
•provide an opportunity for increased equity ownership by executives;
•maintain competitive levels of total compensation; and
•attract and retain key executives.
Annual Awards
Share-based awards to NEOs and other key employees are generally granted annually as part of the total recommended compensation for each executive’s relative position within the Company. Prior to 2012, the Committee generally targeted granting the NEOs approximately 50% of the value of their awards in stock options in order to insure that their interests are aligned with long term stockholder value. In 2012, after considering the special performance-based equity grant, the majority of equity awards were performance-based, which aligns their interests with long term stockholder value.
Generally, the annual share-based awards are approved at the Committee’s first regularly scheduled quarterly meeting of the calendar year. However, newly hired executive officers are reviewed for such share-based awards at the next regularly scheduled quarterly Committee meeting following their hire date, and the Committee may also address off-cycle grants to NEOs to take into account special circumstances.
Options are awarded at the Nasdaq closing price of our Common Stock on the grant date, which is generally set at two business days following earnings release to allow for investors to assimilate/incorporate all new publicly-available information from the earnings release into the stock price. The Committee does not grant options with an exercise price that is less than the closing price of our Common Stock on the grant date, and the Company's equity plan prohibits the cash buy-out of “underwater” options for consistency with good governance practices.

2012 Performance-based Equity Awards
Beginning in 2011, the Committee decided to further align the CEO's compensation with the performance of the business and 50% of the CEO's 2011 equity grants were “performance based” awards with vesting tied to achievement of pre-determined performance goals and continued service. In 2012, the Committee put in place a performance-based equity plan for all the NEOs with criteria that are consistent between the CEO and the rest of the NEOs in order to align management objectives. For the 2012 annual award, 50% of Mr. Geiger's equity awards are performance-based, while 30% of the equity awards of the rest of the NEOs are performance-based.
The Committee decided that the performance period and measurement for the 2012 performance-based grant would be the Company's 2012 Adjusted EBITDA. The Committee chose Adjusted EBITDA as its performance criterion because it believes that Adjusted EBITDA is a key measurement of the business used by investors to track the Company's performance. Upon achievement of the performance criteria, the earned shares vest over three years from the grant date, with one-half of the shares paid at the second anniversary of the grant and one-half paid at the third anniversary.
The Adjusted EBITDA target for the award was set at the high end of the Company's public guidance range for Adjusted EBITDA, or $90.0 million. The NEOs could earn up to a maximum of 200% of the equity grant for superior performance, with an upper end of the achievement range set at $97.0 million, or 107.9% of the target. The minimum achievement threshold of $85.0 million, which was set at the low end of the Company's public guidance range for Adjusted EBITDA, or 94.4% of target, if achieved, would result in a 50% payout of the target equity grant. Performance between $85.0 million and $90.0 million of Adjusted EBITDA would result in ratable amounts of equity awards between 50% and 100% of target awards. Performance between $90.0 million and $97.0 million of Adjusted EBITDA would result in ratable amounts of equity awards between 100% and 200%. 25% of the grant achieved is contingent upon sustaining 102% of the 2012 Adjusted EBITDA level in 2013, with performance below this level requiring that the number of shares that will vest be determined in straight-line interpolation between 100% and 102% of 2012 Adjusted EBITDA. The NEOs will earn a minimum of 120% of the performance-based awards at the vest dates based on Adjusted EBITDA of $94.2 million in 2012.
Special Performance-Based Equity Grant

In September 2012, to motivate NEOs to successfully execute the 2.0 strategy and drive stockholder value and retain key personnel whose option-based equity holdings were underwater, the Committee authorized a special grant of performance-based restricted stock. For this grant, the performance period is two years, and vesting will be based on the total stockholder return (“TSR”) of the company's stock during the performance period as compared to the TSR of the companies comprising the Russell 2000 Index (“Index”) over the same period. 100% of the target shares vest if the Company's TSR is at the 60th percentile. A TSR at or above the 75th percentile of the Index will result in vesting of 150% of the target shares, and a TSR below the 50th percentile will result in no vesting at all. A negative company TSR over the performance period cannot result in vesting of greater than 100% of the target shares without regard to the performance of the Index. Each of the NEOs was provided these special performance grants with the exception of the CEO who was excluded at his request to provide increased share availability for other key executives. The special grant brought the percentage of performance-based 2012 NEO equity up to 76% of the total equity granted.
    2013 Annual Awards
For the 2013 annual equity grants to NEOs, one-half are time-based and will vest over three years while the other half are performance-based. For the performance-based grants, the Committee selected criteria that consider the Company's 2013 and 2014 cumulative revenue for one-half of the performance-based grant with the other half to be determined by the Company's three-year total stockholder return (“TSR”) as compared to the TSR of companies comprising the Russell 2000 Index over the same period. The revenue-based criteria will cliff-vest after two years with a minimum achievement of 35% vesting if combined 2013 and 2014 revenue reaches $955M, 100% vesting at $993M and a maximum potential overachievement vesting of 150% at $1.009B. For granted shares that will be measured based on the Company's total stockholder return relative to the companies comprising the Russell 2000 Index, performance at the 40th percentile will provide a 35% vest of the target shares, the 60th percentile will result in a 100% vest, and 75th percentile will result in an overachievement vest of 150% of the potential; the measurement period is from January 1, 2013 through December 31, 2015, and the shares will cliff-vest at the end of this period. If the Company's TSR is negative over the performance period, the maximum possible vesting percentage is 100% without regard to our performance relative to the Russell 2000 companies.

Stock Ownership Guidelines
To support the objectives of increasing the amount of stock owned by our officers and aligning the interests of our officers with those of our stockholders, we adopted stock ownership guidelines in 2011. Under the guidelines, the CEO is required to hold shares of our stock valued at three times his annual salary and other NEOs are required to hold shares of our stock valued at one time their annual salary. Directors are required to hold shares of our stock valued at three times their annual cash retainer. All NEOs and Directors are in compliance with our stock ownership guidelines.
The Committee’s Consideration of Stockholders 2012 Say on Pay Voting Results
At the Company’s 2012 Annual Meeting of Stockholders, approximately 84% of the votes cast on the say-on-pay proposal voted in support of the compensation paid to NEOs for fiscal 2012. While this vote was merely advisory, the Committee takes all forms of stockholder feedback seriously, and it carefully considered these results, direct discussions with stockholders and the Company’s stock performance when examining total executive compensation for 2012 and 2013.
Based on the 2012 say-on-pay voting results and the other factors listed above, the Committee continues to focus on providing a strong link between executive pay and Company performance which includes performance-based vesting requirements for a substantial percentage of all NEO share-based compensation and a comprehensive evaluation of total NEO compensation, taking into account Company performance, stockholder returns and the need of the Company to retain key executives. Based on these criteria as well as other factors discussed above, total compensation for the CEO declined from 2011 to 2012 as it had from 2010 to 2011. While total compensation for other NEOs rose over 2011 levels, the majority of that additional compensation is tied to the achievement of performance objectives that will directly benefit our stockholders.
Other Compensation
Retirement and Other Benefits
We encourage our employees to save for retirement and, as such, offer a 401(k) savings plan. The 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute up to the limit prescribed by the Internal Revenue Code on a before-tax basis. Effective January 1, 2010, the Company began to match up to 3.5% of eligible compensation contributed by the employees. The Company match is generally funded in Company stock subsequent to the 401(k) plan year-end.
Perquisites and Other Personal Benefits
At the election of individual executives, the Company pays for an annual physical evaluation.
Termination Benefits
We have entered into At-Will Employment Agreements with each of the NEOs that provide for specified benefits upon termination (other than termination by us for cause or for voluntary termination without “good reason”), including termination in connection with a change-in-control; these NEO agreements do not contain any guarantees of employment of any period of time, do not provide any NEO with change-in-control payments exceeding 3 times base salary and bonus, do not provide any NEO with severance payments should he/she leave the company voluntarily whether before or after a change-in-control, do not provide an NEO with change-in-control payments without loss of job or substantial diminution in job duties and do not provide any NEO with a tax gross-up of any kind. The termination benefits in these agreements are offered in order to ensure that we attract and retain key executives as we compete for talent in a marketplace where similar protections are commonly offered as well as to ensure that the executives remain focused on the Company’s business during any period of change. Information regarding termination benefits and applicable payments under such agreements in effect for 2012 for the NEOs is provided under the heading “Potential Payments Upon Termination or Change of Control.”
Tax Implications
Deductibility of Executive Compensation
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals considered “covered employees” within the meaning of Section 162(m). A “covered employee” refers to the CEO and any individual among the next four highest compensated officers (other than the CFO). Compensation earned under the stock option incentive plan is exempt under 162(m) and considered to be performance-based.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
The Compensation Committee
Kevin Costello, Chairman
Marvin Wheeler
Bonnie P. Wurzbacher

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation earned by each of the NEOs for the fiscal years ended December 31, 2012, 2011 and 2010.
All NEOs were still employed by the Company as of December 31, 2012. Awards denoted in column (g) reflect amounts in the year earned for performance by the NEOs; however, the payments of these amounts occur subsequent to the year earned. No discretionary bonuses were paid to any NEOs.
2012 Summary Compensation Table

	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($) (4)	Total ($)
James F. Geiger	2012	400,000	220,627	194,198	613,650	8,750	1,437,224
Chairman, President and Chief Executive Officer	2011	400,000	300,236	389,346	450,000	8,575	1,548,157
	2010	400,000	444,500	523,500	566,400	7,000	1,941,400

J. Robert Fugate	2012	300,000	779,235	76,718	306,825	8,750	1,471,528
Executive Vice President and Chief Financial Officer	2011	300,000	150,783	129,782	225,000	8,575	814,140
	2010	296,250	476,250	174,500	279,660	4,988	1,231,648

N. Brent Cobb	2012	291,250	864,514	76,718	223,407	8,750	1,464,638
Chief Revenue and Customer Officer	2011	280,000	75,703	97,337	157,500	8,575	619,114
	2010	268,865	437,800	69,800	198,240	4,025	978,730

Joseph A. Oesterling	2012	291,250	777,569	76,718	223,407	8,750	1,377,694
Chief Information Officer	2011	280,000	105,321	97,337	157,500	8,575	648,733
	2010	268,865	437,800	69,800	198,240	4,025	978,730

Christopher C. Gatch	2012	276,250	433,069	57,538	220,377	8,750	995,984
Executive Vice President and Chief Technical Officer	2011	265,000	105,182	97,337	149,062	8,575	625,156
	2010	265,000	374,650	69,800	183,208	4,025	896,683

(1)
James F. Geiger's and J. Robert Fugate's annual salary remained unchanged from 2011 to 2012. N. Brent Cobb and Joseph A Oesterling both received an increase in their annual salary from $280,000 to $295,000 in 2012. Christopher C. Gathch's salary increased from $265,000 to $280,000 in 2012. The amounts in the column above reflects amounts earned in 2012 as the salary change was mid-year.

(2)
The amounts in columns (e) and (f) reflect the Grant Date Fair Value of Stock Awards and Option Awards calculated in accordance with ASC 718 granted pursuant to the Equity Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2013.

Mr. Geiger's 2011 totals include $144,400 and $194,673 of grant date fair value attributable to performance stock and option awards, respectively, based on the probable outcome of the performance objectives applicable to such awards on the grant date. The maximum achievement of Mr. Geiger's 2011 performance stock and option awards was set at 150%, and the full grant date fair value of his 2011 performance stock and option awards, assuming maximum achievement of the applicable performance objectives, would be $216,600 and $292,010, respectively. The 2012 totals include the grant date fair values attributable to performance stock and option awards for each of the NEOs based on the probable outcome of the performance objectives applicable to such awards on the grant date. The full grant date fair value of the performance-based option and restricted stock awards to the NEOs during 2012, assuming maximum achievement of the applicable performance objectives, is set forth in the table below:

Name	Grant Type	Date of Grant	Full Grant Date Fair Value ($)
James F. Geiger	Performance Restricted Stock Award	3/22/2012	200,205
	Performance Option Award	3/22/2012	199,250
J. Robert Fugate	Performance Restricted Stock Award	3/22/2012	48,050
	Performance Restricted Stock Award	9/23/2012	47,820
	Performance Option Award	3/22/2012	1,032,150
N. Brent Cobb	Performance Restricted Stock Award	3/22/2012	48,050
	Performance Restricted Stock Award	9/23/2012	95,640
	Performance Option Award	3/22/2012	1,032,150
Joseph A. Oesterling	Performance Restricted Stock Award	3/22/2012	48,050
	Performance Restricted Stock Award	9/23/2012	47,820
	Performance Option Award	3/22/2012	1,032,150
Christopher C. Gatch	Performance Restricted Stock Award	3/22/2012	36,037
	Performance Restricted Stock Award	9/23/2012	47,820
	Performance Option Award	3/22/2012	516,075

(3)
The amounts in column (g) reflect the cash awards to the named individuals under the terms of the corporate bonus plan, which is discussed in further detail under the heading Performance-Based Incentive Compensation in the "Compensation Discussion and Analysis" section above. Each named individual received a portion of the cash award under the corporate bonus plan for 2012 in stock awards with a grant date fair value as follows: James F. Geiger, $122,730; J. Robert Fugate, $61,365; N. Brent Cobb, $44,681; Joseph A. Oesterling, $44,681 and Christopher C. Gatch, $42,380. Amounts in this column for 2011 reflect the bonus premiums awarded and vested in 2011, but do not include the stock awards representing the bonus premiums for the portion of the 2011 bonus paid in stock, which were granted in 2012. Amounts in this column for 2012 reflect the bonus premiums awarded and vested in 2012, but do not include the stock awards representing the bonus premiums for the portion of the 2012 bonus paid in stock, which were granted in 2013.

(4)
The amounts in column (i) reflect the 401(k) matching contribution for the respective year and is discussed in further detail under the heading Other Compensation—Retirement and Other Benefits in the "Compensation Discussion and Analysis" section above.

 GRANTS OF PLAN BASED AWARDS
The table below provides information about equity and non-equity plan based awards granted to the NEOs in 2012.
2012 Grants of Plan-Based Awards Table

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (5)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James F. Geiger			31,500	600,000	864,000
	1/31/2012	4/19/2011							1,059			9,002
	2/7/2012	2/7/2012							12,500			112,000
	3/9/2012	2/7/2012								25,000	7.67	94,095
	3/22/2012	3/22/2012				12,500	25,000	50,000			7.97	100,103
	3/22/2012	3/22/2012				6,250	12,500	25,000				99,625

J. Robert Fugate			15,750	300,000	432,000
	1/31/2012	4/19/2011							530			4,505
	2/7/2012	2/7/2012							7,000			62,720
	3/9/2012	2/7/2012								14,000	7.67	52,693
	3/22/2012	3/22/2012				3,000	6,000	12,000			7.97	24,025
	3/22/2012	3/22/2012				1,500	3,000	6,000				23,910
	9/23/2012	9/23/2012				35,000	70,000	105,000				688,100

Joseph A. Oesterling			11,468	218,438	314,550
	1/31/2012	4/19/2011							334			2,839
	2/7/2012	2/7/2012							7,000			62,720
	3/9/2012	2/7/2012								14,000	7.67	52,693
	3/22/2012	3/22/2012				3,000	6,000	12,000			7.97	24,025
	3/22/2012	3/22/2012				1,500	3,000	6,000				23,910
	9/23/2012	9/23/2012				35,000	70,000	105,000				688,100

N. Brent Cobb			11,468	218,438	314,550
	1/31/2012	4/19/2011							371			3,154
	2/7/2012	2/7/2012							14,000			125,440
	3/9/2012	2/7/2012								14,000	7.67	52,693
	3/22/2012	3/22/2012				3,000	6,000	12,000			7.97	24,025
	3/22/2012	3/22/2012				3,000	6,000	12,000				47,820
	9/23/2012	9/23/2012				35,000	70,000	105,000				688,100

Christopher C. Gatch			10,877	207,188	298,350
	1/31/2012	4/19/2011							281			2,389
	2/7/2012	2/7/2012							7,000			62,720
	3/9/2012	2/7/2012								10,500	7.67	39,520
	3/22/2012	3/22/2012				2,250	4,500	9,000			7.97	18,018
	3/22/2012	3/22/2012				1,500	3,000	6,000				23,910
	9/23/2012	9/23/2012				17,500	35,000	52,500				344,050
(1) The terms of the Non-Equity Incentive Plan are discussed in further detail under the heading Performance-Based Incentive Compensation in the "Compensation Discussion and Analysis" section above. and the actual amounts received by the NEOs for the fiscal year 2012 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”.
(2) These amounts represent a minimum payout for the achievement of a plan-specified, minimum level of performance.
(3) Awards will vest at 25% per year over four years. The stock awards approved on 4/19/2011 and granted on 1/31/2012 relate to the premium given to executives who received a portion of their 2011 bonus in stock, which stock awards vested on December 1, 2012. For a description of the accelerated vesting provisions that apply to such awards, see the section entitled "Potential Payments Upon Termination" below.
(4) The Grant Date Fair Value of Stock and Option Awards amounts above were calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2013. With respect to awards the vesting of which is performance-based, the grant date fair value is based on probable outcome of the performance objective applicable to such awards on the grant date.
(5) These amounts represent the potential incentives payable pursuant to performance awards granted in fiscal year 2012. The awards granted on 3/22/2012 vest in 50% increments in 2014 and 2015 and are based upon attaining a certain financial performance metric in 2012 with 25% of these awards contingent upon sustaining the metric in 2013.The awards granted on 9/23/2012 vest on 9/30/2014 with the number of shares vesting based on our TSR compared to the companies comprising the Russell 2000 Index over a two year period beginning October 1, 2012. For a description of the accelerated vesting provisions that apply to such awards, see section entitled "Potential Payments Upon Termination" below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below provides information on the current holdings of stock options and restricted stock by the NEOs as of December 31, 2012.
2012 Outstanding Equity Awards at Fiscal Year-End Table

			Options (1)					Stock Awards (1)
		Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name			Exercisable	Unexercisable
James F. Geiger	1	12/23/2003	159,331			3.88	12/23/2013
	2	2/15/2005	282,422			11.83	2/15/2015
	3	2/1/2006	125,000			11.00	2/1/2016
	4	3/5/2007	51,563			29.62	3/5/2017
	5	2/25/2008	67,330			19.69	2/25/2018
	6	8/8/2008	37,243			16.07	8/8/2018
	7	2/25/2009						6,875	62,150
	8	2/25/2010						17,500	158,200
	9	3/5/2010	37,500	37,500		12.96	3/5/2020
	10	2/7/2011						7,500	67,800
	11	3/4/2011	7,500	22,500		12.75	3/4/2021
	12	4/5/2011	9,000	18,000		12.75	4/5/2021
	13	4/5/2011						6,000	54,240
	14	2/7/2012						12,500	113,000
	15	3/9/2012		25,000		7.67	3/9/2022
	16	3/22/2012			25,000	7.97	3/22/2022
	17	3/22/2012								12,500	113,000

J. Robert Fugate	18	12/23/2003	22,829			3.88	12/23/2013
	19	2/15/2005	54,123			11.83	2/15/2015
	20	2/1/2006	45,000			11.00	2/1/2016
	21	3/5/2007	28,359			29.62	3/5/2017
	22	2/25/2008	29,110			19.69	2/25/2018
	23	8/8/2008	16,102			16.07	8/8/2018
	24	2/25/2009						2,500	22,600
	25	2/25/2010						6,250	56,500
	26	3/5/2010	12,500	12,500		12.96	3/5/2020
	27	2/7/2011						7,500	67,800
	28	3/4/2011	5,000	15,000		12.75	3/4/2021
	29	2/7/2012						7,000	63,280
	30	3/9/2012		14,000		7.67	3/9/2022
	31	3/22/2012			6,000	7.97	3/22/2022
	32	3/22/2012								3,000	27,120
	33	9/23/2012								70,000	632,800

2012 Outstanding Equity Awards at Fiscal Year-End Table (Continued)

			Options (1)					Stock Awards (1)
		Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name			Exercisable	Unexercisable
N. Brent Cobb	34	11/02/2005	70,876			12.00	11/02/2015
	35	03/05/2007	7,734			29.62	03/05/2017
	36	02/25/2008	19,900			19.69	02/25/2018
	37	08/08/2008	13,855			16.07	08/08/2018
	38	02/25/2009						4,125	37,290
	39	02/25/2010						2,250	20,340
	40	03/05/2010	5,000	5,000		12.96	3/5/2020
	41	11/12/2010						2,500	22,600
	42	02/07/2011						3,750	33,900
	43	03/04/2011	3,750	11,250		12.75	3/4/2021
	44	02/07/2012						14,000	126,560
	45	03/09/2012		14,000		7.67	03/09/2022
	46	03/22/2012			6,000	7.97	3/22/2022
	47	03/22/2012								6,000	54,240
	48	09/23/2012								70,000	632,800

Joseph A. Oesterling	49	12/23/2003	8,142			3.88	12/23/2013
	50	02/15/2005	24,484			11.83	02/15/2015
	51	02/01/2006	45,000			11.00	02/01/2016
	52	03/05/2007	19,852			29.62	03/05/2017
	53	02/25/2008	25,048			19.69	02/25/2018
	54	08/08/2008	13,855			16.07	8/8/2018
	55	02/25/2009						2,500	22,600
	56	02/25/2010						2,250	20,340
	57	03/05/2010	5,000	5,000		12.96	03/05/2020
	58	11/12/2010						2,500	22,600
	59	02/07/2011						5,250	47,460
	60	02/07/2011
	61	03/04/2011	3,750	11,250		12.75	3/4/2021
	62	02/07/2012						7,000	63,280
	63	03/09/2012		14,000		7.67	3/9/2022
	64	03/22/2012			6,000	7.97	03/22/2022
	65	03/22/2012								3,000	27,120
	66	09/23/2012								70,000	632,800

2012 Outstanding Equity Awards at Fiscal Year-End Table (Continued)

			Options (1)					Stock Awards (1)
		Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name			Exercisable	Unexercisable
Christopher C. Gatch	68	12/23/2003	8,065			3.88	12/23/2013
	69	2/15/2005	24,484			11.83	2/15/2015
	70	2/1/2006	22,500			11	2/1/2016
	71	3/5/2007	10,313			29.62	3/5/2017
	72	2/25/2008	25,048			19.69	2/25/2018
	73	8/8/2008	13,855			16.07	8/8/2018
	74	2/25/2009						3,000	27,120
	75	2/25/2010						2,250	20,340
	76	2/25/2010
	77	3/5/2010	5,000	5,000		12.96	3/5/2020
	78	2/7/2011						5,250	47,460
	79	3/4/2011	3,750	11,250		12.75	3/4/2021
	80	2/7/2012						7,000	63,280
	81	3/9/2012		10,500		7.67	3/9/2022
	82	3/22/2012			4,500	7.97	3/22/2022
	83	3/22/2012								3,000	27,120
	84	9/23/2012								35,000	316,400
(1)The above share-based awards, including option and stock awards, vest at 25% per year over four years from the date of grant, with the exception of the following grants:

•	Rows 12 and 13 vested one-third in 2012 and one-third will vest in 2013 and 2014. The relevant performance condition for these grants was considered earned as of December 31, 2011.

•
Rows 16, 17, 31, 32, 46, 47, 64, 65, 82 and 83 vest in 50% increments in 2014 and 2015 and are based upon attaining a certain financial performance metric in 2012 with 25% of these awards contingent upon sustaining the metric in 2013. The relevant performance condition for these grants was not considered earned as of December 31, 2012.

•	Rows 33, 48, 66, and 84 vest on September 30, 2014 and are based on our TSR compared to the Russell 2000 Index over a two year period beginning October 1, 2012.

•	For a description of the accelerated vesting provisions that apply to such awards, see the section entitled “Potential Payments Upon Termination” below.

(2)	All options are issued with a ten-year contractual term from the date of grant.

(3)
The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our Common Stock of $9.04 on December 31, 2012, the last trading day of fiscal year 2012, as reported on the Nasdaq Stock Market.

◦	For a description of the accelerated vesting provisions that apply to such awards, see the section entitled “Potential Payments Upon Termination” below.

OPTION EXERCISE AND STOCK VESTED TABLE
The table below provides information on the option exercises and stock vesting activity for the NEOs in 2012.
2012 Option Exercises and Stock Vested Table

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James F. Geiger	356,499	1,557,688	41,190	326,670
J. Robert Fugate	—	—	30,088	232,890
Joseph A. Oesterling	311	1,116	25,926	198,483
N. Brent Cobb	—	—	26,917	202,225
Christopher C. Gatch	5,716	26,426	24,593	188,297

(1)	Value realized on exercise is the difference between the sale price, after transaction costs, and the exercise price of the option.

(2)	Value realized equals the per share fair market value of our Common Stock on the date of vesting multiplied by the number of shares vesting.
NON-QUALIFIED DEFERRED COMPENSATION
The Company maintains an unfunded voluntary non-qualified deferred compensation plan for the benefit of certain highly compensated employees, including the NEOs. Effective March 1, 2008, eligible employees were permitted to defer the receipt and taxation of up to 50% of base salary and commissions as well as up to 100% of performance-based incentive cash compensation. Deferral elections must be made before the beginning of the calendar year for which they apply and become irrevocable for that plan year. Amounts deferred are deemed to be invested in available investments of the plan based on the participants’ election. Deferred amounts are credited with earnings equal to the actual return on the deemed investments. Participants can elect to receive distributions in a lump sum or in up to ten annual installments and, can elect to begin distributions either upon separation from service or at a specified date prior to separation. In addition, participants may elect early distribution of all or some of their deferred account based on hardship, as defined by the plan. Distributions are payable in cash and are subject to ordinary income tax.
 The Company has established a trust used to accumulate funds of the non-qualified deferred compensation plan. The assets of the trust are subject to the claims of the Company’s creditors. No withdrawals or distributions were made to any of the NEOs under the nonqualified deferred compensation plan in 2010, 2011 or 2012, and no amounts were contributed by the Company.
2012 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Joseph A. Oesterling	15,750	53,761	267,563
Christopher C. Gatch	43,625	15,707	162,585

(1)
Contribution amounts deferred are reported as compensation in the Summary Compensation Table. Amounts that relate to an executive’s deferrals from salary are included in the “Salary” column and amounts that relate to an executive’s deferrals from the bonus are included in the “Non-Equity Incentive Plan Compensation” column. No NEOs are eligible to receive commissions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The table “2012 Potential Payments Upon Termination” below reflects the amounts to be paid to each of the NEOs in the event of termination for each triggering event (i.e. termination prior to a change of control, termination following a change of control, termination in the event of death and termination in the event of disability of the executive). The amounts shown assume that such termination was effective as of December 31, 2012 and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs separation.
Payments Made Upon Termination
We have entered into employment agreements with our NEOs, each of which are substantially similar. Pursuant to these agreements, we will pay specified benefits to a particular executive upon his or her termination (other than termination by us for “cause” or for resignation by the executive without “good reason” as each is defined in the employment agreements). “Cause” is broadly defined as (1) the executive's theft, embezzlement, or fraud upon the Company, or unauthorized appropriation of assets or property of the Company, (2) any act or acts of disloyalty, moral turpitude or material misconduct by executive that injures the Company, or executive's conviction of a crime which results in injury to the Company, (3) executive's repeated refusal carry out instructions, (4) executive's willful violation of Company policies resulting in material harm to the Company, or (5) executive's conviction of a felony or a crime involving moral turpitude. “Good reason” broadly includes: (1) significant reduction in the responsibilities and/or duties of executive; (2) material reduction in executive's base salary, bonus opportunities or benefits; (3) changes to the location of Executive's office by fifty miles or more; or (4) the failure of a successor to the Company to assume the employment agreement. Such termination benefits for all executives through 2012 are as follows:
Termination Before a Change of Control:

•	base salary in the form of severance for one additional year from date of termination (paid in installments over the severance period on the Company's normal pay dates);

•	continuation of benefit coverage (placing the terminated executive on COBRA) during the severance period;

•
20% accelerated vesting of each outstanding equity award the vesting of which is time-based and 60% of each outstanding equity award the vesting of which is performance-based if the end of the performance period applicable to such award occurs within one year of the executive's date of termination and the performance objectives applicable to such award are otherwise met; and

•	for option awards granted to the NEO on or after September 30, 2005, a one-year period (two years for Mr. Geiger) for the NEO to exercise such option awards following the date of termination.

 Termination After a Change of Control:

•
for all NEOs, cash severance including base salary in the form of severance for one additional year from date of termination (paid in installments over the severance period on the Company's normal pay dates);

•
for all NEOs except Mr. Geiger and Mr. Fugate, additional cash severance equal to executive's bonus (defined as the average of the prior three years or, if the executive has not been employed long enough to have been paid a bonus for the three previous years, an amount equal to his or her target bonus payout for the calendar year in which the date of termination occurs) paid on a lump-sum basis within three business days of the date six months following the NEOs termination;

•
with respect to Mr. Geiger, additional cash severance equal to executive's bonus (defined as the average of the prior three years) plus, upon Mr. Geiger's election, either an additional cash severance amount equal to 1.5x his base salary, subject to certain adjustments described below in Conditions of Termination Benefits, or an additional cash severance amount equal to 0.5x his annual base salary (all paid in a lump-sum within three business days of the date six months following termination);

•
with respect to Mr. Fugate, additional cash severance equal to executive's bonus (defined as the average of the prior three years) plus, upon Mr. Fugate's election, either an additional cash severance amount equal to 0.5x his base salary, subject to certain adjustments described below in Conditions of Termination Benefits, or no additional severance amount (all paid in a lump-sum within three business days of the date six months following termination); and

•	continuation of benefit coverage (placing the terminated executive on COBRA) during the severance period;

•	100% accelerated vesting of all equity awards; and

•	for option awards granted to the NEO on or after September 30, 2005, a one-year period (two years for Mr. Geiger) for the NEO to exercise such option awards following the date of termination.
Generally, pursuant to the agreements, a change of control is deemed to occur:

(i)
if any person or group acquires 50% or more of the Company’s voting securities (other than securities acquired directly or indirectly from the Company or its affiliates and not a result of us acquiring shares), directly or indirectly;

(ii)	if a majority of the Directors, as of any one year period, are replaced other than in specific circumstances;

(iii)
upon the consummation of a merger, consolidation, reorganization, business consolidation, sale of the Company or any subsidiary of ours, or disposition of substantially all of the Company’s assets, other than an event noted above which would result in the voting securities of the Company outstanding immediately prior to the merger continuing to represent at least 50% of the voting power of the securities of the Company outstanding immediately after such event; or

(iv)	upon the liquidation or dissolution of the Company.

Termination by Reason of Death:

•	100% accelerated vesting of all equity awards.

Termination by Reason of Disability:

•	accelerated vesting so that 60% of each equity award is immediately vested (if not already vested to that percentage).

Conditions of Termination Benefits

An NEO must sign a Release within 45 days of his termination in order to receive the termination benefits. All employment agreements provide for nondisclosure of our confidential information and non-disparagement of the Company and, after the termination of the executive’s employment with us, a one-year period of non-solicitation of our employees and a one-year non-compete obligation. In addition, following a change of control, Messrs. Geiger and Fugate can elect to be bound by an additional eighteen months and six months, respectively, in exchange for lump sum payment equal to 1.5x and 0.5x their annual base salaries, respectively. Should Messrs. Geiger and Fugate elect not to be bound by the additional non-compete obligations, they will be entitled to a lump sum payment equal to 50% and 0% of their annual base salaries, respectively. Any such lump-sum payments are to be paid within three business days of the date six months after their termination date.
The following table shows the potential payments upon termination for all NEOs.
Messrs. Geiger and Fugate’s amounts were computed assuming they will elect to be bound by the additional eighteen month and six month non-complete obligation period, respectively. Share-based award values/payments in the table below were calculated based on the difference of the closing market price of our Common Stock on December 31, 2012 of $9.04 less the applicable exercise price of each award, if any, subject to accelerated vesting as a result of a termination under the terms noted above.
2012 POTENTIAL PAYMENTS UPON TERMINATION TABLE

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)
James F. Geiger	Cash Severance-Salary	400,000	1,000,000	—	—
	Cash Severance-Bonus	—	543,350	—	—
	Healthcare Benefits Continuation (1)	18,481	18,481	—	—
	Share-Based Awards—Accelerated Vesting	208,360	629,390	629,390	253,560
	Total	626,841	2,191,221	629,390	253,560

J. Robert Fugate	Cash Severance-Salary	300,000	450,000	—	—
	Cash Severance-Bonus	—	270,495
	Healthcare Benefits Continuation (1)	18,481	18,481	—	—
	Share-Based Awards—Accelerated Vesting	95,376	895,700	895,700	492,220
	Total	413,857	1,634,676	895,700	492,220

N. Brent Cobb	Cash Severance-Salary	295,000	295,000	—	—
	Cash Severance-Bonus	—	193,049	—	—
	Healthcare Benefits Continuation (1)	6,044	6,044	—	—
	Share-Based Awards—Accelerated Vesting	121,592	953,330	953,330	527,928
	Total	422,636	1,447,423	953,330	527,928

Joseph A. Oesterling	Cash Severance-Salary	295,000	295,000	—	—
	Cash Severance-Bonus	—	193,049	—	—
	Healthcare Benefits Continuation (1)	18,481	18,481	—	—
	Share-Based Awards—Accelerated Vesting	84,528	861,800	861,800	480,016
	Total	398,009	1,368,330	861,800	480,016

Christopher C. Gatch	Cash Severance-Salary	280,000	280,000	—	—
	Cash Severance-Bonus	—	184,216	—	—
	Healthcare Benefits Continuation (1)	18,481	18,481	—	—
	Share-Based Awards—Accelerated Vesting	77,182	520,920	520,920	281,816
	Total	375,663	1,003,617	520,920	281,816

(1) For purposes of quantifying healthcare benefits payable by the Company to an executive during the applicable severance period, the Company relies on assumptions used for financial reporting purposes under generally accepted accounting principles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 31, 2013, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors and nominees to become a director; and

•	all of our directors and executive officers as a group.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. For purposes of this table, the number of shares of Common Stock outstanding as of March 31, 2013 is deemed to be 30,373,331 Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 31, 2013 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Cbeyond, Inc., 320 Interstate North Parkway, Atlanta, Georgia 30339.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent
Executive Officers and Directors
James F. Geiger (1)	1,315,780	4.22%
John R. Fugate (2)	452,566	1.48%
N. Brent Cobb (3)	322,082	1.06%
Joseph A. Oesterling (4)	329,187	1.08%
Christopher C. Gatch (5)	266,457	*
Robert R. Morrice (6)	318,735	*
Henry C. Lyon (7)	161,387	*
Kevin Costello (8)	63,296	*
Jonathan Crane (9)	11,821	*
D. Scott Luttrell (10)	279,996	*
Martin Mucci (11)	85,699	*
David A. Rogan (12)	129,687	*
Marvin Wheeler (13)	11,821	*
Bonnie P. Wurzbacher (14)	43,805	*
All directors and executive officers as a group (14 persons)	3,792,319	11.79%

Beneficial owners of 5% or more
BlackRock, Inc. (15)	7,175,622	23.62%
The Vanguard Group, Inc. (16)	2,607,475	8.58%
Penn Capital Management, Inc. (17)	1,712,164	5.64%

*    Denotes less than 1% beneficial ownership

(1)	Includes options to purchase 818,389 shares of our Common Stock and 90,253 restricted shares.

(2)	Includes options to purchase 227,773 shares of our Common Stock and 107,189 restricted shares.

(3)	Includes options to purchase 130,865 shares of our Common Stock and 113,218 restricted shares.

(4)	Includes options to purchase 154,881 shares of our Common Stock and 105,968 restricted shares.

(5)	Includes options to purchase 121,890 shares of our Common Stock and 68,325 restricted shares.

(6)	Includes options to purchase 189,978 shares of our Common Stock and 40,885 restricted shares.

(7)	Includes options to purchase 75,193 shares of our Common Stock and 46,127 restricted shares.

(8)	Includes restricted stock of 31,398 shares of our Common Stock.

(9)	Includes restricted stock of 11,821 shares of our Common Stock.

(10)
Includes options of 13,092 shares and restricted stock of 31,398 shares of our Common Stock. Mr. Luttrell is the Chairman and Chief Investment Officer of LCM Group, Inc. 118 Capital Fund, Inc. owns 84,955 shares; LCM Profit Sharing Plan owns 23,742 shares; and 316 Capital LLC owns 51,725 shares. 118 Capital Fund, Inc., LCM Profit Sharing Plan and 316 Capital LLC are part of an affiliated group of investment partnerships commonly controlled by LCM Group, Inc.

(11)	Includes options of 13,142 shares and restricted stock of 31,398 shares of our Common Stock.

(12)	Includes options of 38,865 shares and restricted stock of 31,398 shares of our Common Stock.

(13)	Includes restricted stock of 11,821 shares of our Common Stock.

(14)	Includes restricted stock of 31,398 shares of our Common Stock.

(15)	Includes 7,175,622 shares beneficially owned by BlackRock, Inc. including 7,175,622 shares with sole voting power as reported on Schedule 13G/A filed on January 9, 2013.

(16)	Includes 2,607,475 shares beneficially owned by The Vanguard Group, Inc. including 42,068 shares with sole power to vote as reported on Schedule 13G filed on February 7, 2013.

(17)	Includes 1,712,164 shares beneficially owned by Penn Capital Management, Inc. including 1,712,164 shares with sole power to vote as reported on Schedule 13G filed on February 14, 2013.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2012 were timely met except for one report filed on behalf of N. Brent Cobb and one report filed on behalf of by Joseph A. Oesterling.
EQUITY COMPENSATION PLAN INFORMATION
 Securities Authorized for Issuance under Equity Compensation Plans
We issue our employees share-based awards under our Equity Incentive Plan, which has been approved by our stockholders. The following table provides information as of December 31, 2012 regarding outstanding awards and shares reserved for future issuance under the Equity Incentive Plan and our other equity plan under which there remain outstanding awards:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2005 Equity Incentive Award Plan	2,492,161	$16.50	241,579
2002 Equity Incentive Award Plan (1)	805,800	$9.27	—
Equity compensation plans not approved by security holders	—	$—	—
Total	3,297,961	$14.74	241,579

(1)
Shares remaining for issuance under the 2002 Equity Incentive Award Plan were rolled into the Equity Incentive Plan, pursuant to our registration statement on Form S-8 (File No. 333-129556) filed with the SEC on November 8, 2005.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for appointing our independent registered public accounting firm and overseeing the services it provides to us. The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2013. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. Under this policy, the Audit Committee has specified categories of audit services, audit-related services and tax services that are pre-approved, subject to appropriate documentation and other requirements. In addition, the Audit Committee has specified categories of other services that our independent registered public accounting firm is precluded from providing to us.
In the event that ratification of this selection of the independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of our independent registered public accounting firm.
 Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.
Fees and Services of Ernst & Young LLP
The following table summarizes fees incurred by the Company to Ernst & Young LLP during fiscal years 2012 and 2011:

	Fees ($)
Service	2012	2011
Audit Fees (1)	1,067,292	1,086,922
Tax Fees (2)	36,860	80,938
Other Fees (3)	58,633	44,144
Total	1,162,785	1,212,004

(1)
“Audit Fees” relate to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting, the review of the Company’s quarterly financial statements and issuing consents in connection with registration statements.

(2)	“Tax Fees” for 2012 and 2011 relate to tax compliance services and tax planning services.

(3)	“Other Fees” for 2012 and 2011 relate to services in connection with the issuance of Service Organization Control (SOC) 2 and 3 reports.
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the votes cast for the proposal. Unless marked otherwise, proxies received will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
Recommendation of the Board of Directors:
The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with rules promulgated by the Securities and Exchange Commission.
Our Board is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters.
We encourage stockholders to review the Compensation Discussion and Analysis beginning on page 19 of this proxy statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realization of its long-term goals.
 We are asking our stockholders to signal their support for the compensation of our named executive officers by casting a vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”
The vote sought by this proposal is advisory and not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding and advisory, the Company, the Board and the Compensation Committee value the input of the Company’s stockholders, and the Compensation Committee will consider the outcome of the vote when making future executive compensation determinations. In 2011, the Board recommended that this advisory vote to approve named executive officer compensation be conducted annually and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve named executive officer compensation is expected to occur at our annual stockholders meeting in 2014. Adoption of this resolution requires the affirmative “FOR” vote of a majority of the votes cast for the proposal.
Recommendation of the Board of Directors:
The Board of Directors unanimously recommends a vote “FOR” the advisory resolution on the compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted in accordance with the recommendation of the Board unless otherwise instructed.

STOCKHOLDER PROPOSALS
Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, submitted in accordance with SEC’s Rule 14a-8, must be received by the Secretary of the Company, Mr. Fugate, at Cbeyond, Inc., 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339, no later than December 26, 2013.
Under the Company’s Bylaws, stockholder proposals not submitted for inclusion in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders under SEC Rule 14a-8, and instead sought to be presented directly at the 2014 Annual Meeting of Stockholders, must be received by the Secretary of the Company, Mr. Fugate, at Cbeyond, Inc. 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339, no later than March 31, 2014 and no earlier than March 11, 2014. Specifically, the Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS
The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.
It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.
A copy of the Company’s 2012 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2012 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cbeyond, Inc., Attn: Investor Relations, 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.cbeyond.com.

By Order of the Board of Directors

J. Robert Fugate, Chief Financial Officer
April 25, 2013
Atlanta, Georgia

CBEYOND, INC. 320 INTERSTATE NORTH PARKWAY SE SUITE 500 ATLANTA, GA 30339	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

      TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M59638-P40475 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CBEYOND, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Class II Directors		☐	☐	☐
Nominees
01) David A. Rogan
02) Jonathan Crane
03) Marvin Wheeler

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2013.
3.	Advisory vote on the compensation of certain of the Company's executive officers.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

CBEYOND, INC.

June 7, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 9:00 A.M., JUNE 7, 2013
The Proxy Statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to stockholders (Form 10-K) is available at http://ir.cbeyond.net/index.cfm.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

M59639-P40475

CBEYOND, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, JUNE 7, 2013, AT 9:00 A.M.

The undersigned holder of common stock, par value $0.01, of Cbeyond, Inc. (the "Company") hereby appoints J. Robert Fugate as proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, June 7, 2013, at 9:00 a.m. local time, at the Hyatt House, 3595 Cumberland Boulevard Southeast, Atlanta, Georgia 30339, and at any postponements, adjournments or continuations of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" all director nominees, "FOR" proposals 2 and 3, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

NOTICE TO PARTICIPANTS IN EMPLOYEES' SAVINGS PLANS
This card also constitutes voting instructions for participants in the Cbeyond 401(k) Savings Plan (the "Plan"). Your signature on the reverse side of this form will direct the respective Trustee to vote all shares of common stock credited to the account at the Annual Meeting and at any adjournment thereof. According to its Confidential Voting Policy, Cbeyond 401(k) Savings Plan has instructed the Trustees and their agents not to disclose to the Cbeyond 401(k) Savings Plan Board or management how individuals in the Plan have voted. If no instructions are provided, the respective Trustee will vote the respective Plan shares according to the Plan provisions. Phone and internet voting cutoff for participants in these plans is 5:00 PM EDT on June 5, 2013.

Continued and to be signed on reverse side